Exhibit 10.1

PIPER JAFFRAY COMPANIES
AMENDED AND RESTATED
2003 ANNUAL AND LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

Name of Employee:
No. of Performance Share Units Covered:	Date of Issuance:

This is a Performance Share Unit Agreement (“Agreement”) between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the above-named employee of the Company (the “Employee”).

Recitals

WHEREAS, the Company maintains the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, as amended from time to time (the “Plan”);

WHEREAS, the Board of Directors of the Company has delegated to the Compensation Committee (the “Committee”) the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee or its delegee has determined that the Employee is eligible to receive an award under the Plan in the form of performance share units and has set the terms thereof;

NOW, THEREFORE, the Company hereby grants this award to the Employee under the terms set by the Committee as follows.

Terms and Conditions*

1.    Grant of Performance Share Units.

(a)    Subject to the terms and conditions of this Agreement, the Company has granted to the Employee the number of Performance Share Units specified at the beginning of this Agreement. These Performance Share Units are subject to the terms and conditions of this Agreement and are referred to collectively as the “Performance Share Units” and each as a “Performance Share Unit.”
__________________________

*	Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

Exhibit 10.1

(b)    The Performance Share Units granted to the Employee shall be credited to an account in the Employee's name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be granted to or in respect of the Employee pursuant to this Agreement.

2.    Vesting. Except as provided in Section 4, the Performance Share Units will vest on the last day of the Performance Period to the extent such Performance Share Units are earned pursuant to Section 3.

3.    Earned Performance Share Units.

(a)    If the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate, the number of the Performance Share Units that will be earned pursuant to this Section 3(a) will be determined by reference to the Company's Total Shareholder Return relative to the Total Shareholder Return of the Peer Group as provided in the table below:

Company Total Shareholder Return Relative to Peer Group	% of Performance Share Units Earned
Below 50th percentile	—%
50th percentile	25%
75th percentile or above	50%
Note: Interpolation between points in the table above will be on a straight-line basis.

(b)    If the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate, the number of the Performance Share Units that will be earned pursuant to this Section 3(b) will be determined by reference to the Company's Total Shareholder Return as provided in the table below:

Company Total Shareholder Return	% of Performance Share Units Earned
Below 15%	—%
15% -- 19.9%	12.5%
20% -- 24.9%	25%
25% -- 29.9%	37.5%
30% or greater	50%

(c)    As used in this Agreement, the following terms have the meanings provided below:

(i)    “Beginning Price” with respect to a company means the average closing price of a share of common stock of such company as reported by such company's

Exhibit 10.1

primary national securities market or exchange at the end of each trading day during the 60 calendar days immediately prior to the first day of the Performance Period.

(ii)    “Dividends” with respect to a company means the per share amount of each cash or stock dividend paid by such company with respect to its common stock during the Performance Period. All such dividends will be deemed to be reinvested in such company's common stock for purposes of calculating Total Shareholder Return hereunder.

(iii)    “End Price” with respect to a company means the average closing price of a share of common stock of such company as reported by such company's primary national securities market or exchange at the end of each trading day during the last 60 calendar days of the Performance Period.

(iv)    “Peer Group” means the following companies: (i) Cowen Group, Inc.; (ii) Evercore Partners Inc.; (iii) FBR & Co.; (iv) Gleacher & Company, Inc.; (v) JMP Group Inc.; (vi) Lazard Ltd; (vii) Oppenheimer Holdings Inc.; and (viii) Stifel Financial Corp. If, after the date of this Agreement and prior to the end of the Performance Period (A) a member of the Peer Group is acquired by a company not included in the Peer Group, then the acquired company will be removed from the Peer Group effective as of the beginning of the Performance Period; (B) a member of the Peer Group is acquired by a company that is included in the Peer Group, then the acquired company will be removed from the Peer Group effective as of the beginning of the Performance Period and the acquiring company (or its successor, by merger or otherwise) will remain a member of the Peer Group subject to the other terms of this Section 3(c)(iv); and (C) any member of the Peer Group ceases continuing operations or ceases to be traded on a national securities market or exchange (other than in connection with an acquisition of such company), then such company will continue to be a member of the Peer Group and the End Price for such company will be deemed to be zero.

(v)    “Performance Period” means the 36-month period beginning on May 15, 2013 and ending on May 14, 2016.

(vi)    “Total Shareholder Return” with respect to a company means ((End Price + Dividends) - Beginning Price) / Beginning Price.

(vii)    The Beginning Price, End Price and amount of Dividends for the Company and each company that is part of the Peer Group may be adjusted by the Committee to account for any change in capitalization such as a stock split or a corporate transaction (such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of such company (including any extraordinary cash or stock dividend)) in the Committee's sole discretion.

(d)    Notwithstanding the foregoing, if the Employee's employment with the Company or an Affiliate terminates because of the Employee's death or long-term disability (as defined in

Exhibit 10.1

the Company's long-term disability plan, as the same may be amended hereafter, a “Disability”), then the number of Performance Share Units that will be earned will equal (i) the number of Performance Share Units that would otherwise be earned pursuant to Sections 3(a) and 3(b) but for the Employee's termination multiplied by (ii) a fraction, (x) the numerator of which is the number of days during the Performance Period up to and including the date of termination of the Employee's employment with the Company or an Affiliate and (y) the denominator of which is the total number of days in the Performance Period.

(e)    Notwithstanding the foregoing, if the Employee's employment by the Company or an Affiliate terminates as a result of a Severance Event (as defined in the Company's Severance Plan, as the same may be amended hereafter, and as determined in the sole discretion of the Company) or under such circumstances determined to constitute retirement by the Committee in its sole discretion, then the number of Performance Share Units that will be earned will equal (i) the number of Performance Share Units that would otherwise be earned pursuant to Sections 3(a) and 3(b) but for the Employee's termination multiplied by (ii) a fraction, (x) the numerator of which is the number of days during the Performance Period up to and including the date of termination of the Employee's employment with the Company or an Affiliate and (y) the denominator of which is the total number of days in the Performance Period.

(f)    Except as expressly provided herein, no Performance Share Units will vest based on any termination of the Employee's employment by the Company or an Affiliate (whether voluntary or involuntary).

(g)    The Performance Share Units that are earned pursuant to this Section 3 will be determined by the Committee's certification of attainment of the applicable Performance Goal hereunder as provided in Section 5.

4.    Change in Control. If a Change in Control occurs during the Performance Period, then, notwithstanding the other terms of this Agreement or Section 7 of the Plan:

(a)    Each Performance Share Unit automatically will become one Share of Restricted Stock (each a “Restricted Share” and collectively the “Restricted Shares”), and, on the closing date of the Change in Control, Company will cause its transfer agent to make a book entry in the transfer agent's records in the name of the Employee (unless the Employee requests a certificate evidencing the Restricted Shares). All restrictions provided for in this Section 4 will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Employee in accordance this Section 4. Each book entry (or stock certificate if requested by the Employee) evidencing any Restricted Share may contain such notations or legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Share is requested by the Employee, the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody. The Company will not

Exhibit 10.1

be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

(b)    If the Change in Control is a Corporate Transaction, the Company shall arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity's parent company) to assume or continue the Award evidenced hereby or to substitute a similar award for the Award evidenced hereby, in each case as determined by the Committee in its sole discretion.

(c)    If the Employee's employment with the Company or an Affiliate is terminated after the closing of the Change in Control and prior to the end of the Performance Period (i) by the Company or an Affiliate without Cause, (ii) by the Employee for Good Reason, (iii) in connection with the Employee's death or Disability or (iv) under such circumstances determined to constitute retirement by the Committee in its sole discretion, all unvested Restricted Shares will vest on the date of termination of the Employee's employment with the Company or an Affiliate.

(d)    Provided the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate after the closing of the Change in Control through the end of the Performance Period, all unvested Restricted Shares as of the last day of the Performance Period will vest on such date.

(e)    For purposes of this Agreement,

(i)    “Good Reason” means (1) a material diminution of the Employee's duties; (2) a significant, adverse reduction in the Employee's title; or (3) any relocation of the Employee's principal place of business to a location more than a 30 mile radius from its current location; and

(ii)    “Cause” means (1) the Employee's continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Employee; (2) the Employee's conviction of a crime (including a misdemeanor) that, in the Company's determination, impairs the Employee's ability to perform his or her duties with the Company or an Affiliate, (3) the Employee's violation of any policy of the Company or an Affiliate that the Company deems material; (4) the Employee's violation of any securities law, rule or regulation that the Company deems material; (5) the Employee's engagement in conduct that, in the Company's determination, exposes the Company or an Affiliate to civil or regulatory liability or injury to their reputations; (6) the Employee's engagement in conduct that would subject the Employee to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder; or (7) the Employee's gross or willful misconduct, as determined by the Company.

Exhibit 10.1

5.    Settlement.

(a)    After any Performance Share Units vest in accordance with Section 2, the Company shall cause to be issued to the Employee, or to the Employee's designated beneficiary or estate in the event of the Employee's death, one Share in payment and settlement of each vested Performance Share Unit. The Committee shall certify the Total Shareholder Return of the Company and the number of Performance Share Units (if any) that are earned pursuant to the terms and conditions hereof, and the Company shall cause the Shares issuable in connection with the vesting of any such Performance Share Units to be issued, on or before the 15th day of the third calendar month after the date on which the vesting of Performance Share Units occurs, and the Employee shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 8, and shall be in complete settlement and satisfaction of such vested Performance Share Units. Notwithstanding the foregoing, if the ownership of or issuance of Shares to the Employee as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion the Employee or the Employee's legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date the applicable Performance Share Units are vested) of the Shares otherwise issuable to the Employee or the Employee's legal representative, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

(b)    Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 6 and the Company will, or will cause its transfer agent to, remove all notations and legends and revoke all stock transfer instructions from the book entry or stock certificate evidencing the Restricted Shares so vested as may have been made or given as a result of the terms of this Agreement, and the Company will deliver to the Employee, or the Employee's designated beneficiary or estate in the event of the Employee's death, all certificates (or replacement certificates removing all legends contemplated hereby) in the Company's custody relating to the Restricted Shares.

(c)    Notwithstanding the foregoing, if the common equity of the surviving entity or acquiring entity (or the surviving or acquiring entity's parent company) in any Corporate Transaction is not listed or quoted on an established securities market at the time of vesting of any Restricted Shares, the Company will deliver to the Employee or the Employee's designated beneficiary or estate in the event of the Employee's death, in lieu of shares of capital stock not subject to restrictions pursuant hereto, cash in an amount equal to the Fair Market Value (as of the date of closing of the Corporate Transaction) of the Restricted Shares vested pursuant to the terms hereof, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

6.    Forfeiture. If (i) the Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Performance Share Units or, prior to vesting, any Restricted Shares without the Committee's prior written consent or other than by will or by the laws of descent and distribution, or if the Performance Share Units or Restricted Shares become subject

Exhibit 10.1

to attachment or any similar involuntary process in violation of this Agreement; (ii) the Employee's employment with the Company or an Affiliate is terminated other than (1) due to the Employee's death or Disability, (2) as a result of a Severance Event, (3) under such circumstances determined to constitute retirement (as determined by the Committee in its sole discretion), (4) by the Company or an Affiliate without Cause following a Change in Control or (5) by the Employee for Good Reason following a Change in Control; or (iii) the Employee fails to comply with the terms and conditions of the Severance Plan and the applicable severance agreement with the Employee, including execution of a general release of all claims against the Company and any designated Affiliates and their respective agents, on a form provided by the Company for this purpose and within the timeframe designated by the Company, that becomes effective and enforceable, then any Performance Share Units or Restricted Shares (as applicable) that have not previously vested automatically will be forfeited by the Employee. Any Performance Share Units or Restricted Shares that are unvested as of the last day of the Performance Period also shall be forfeited.
7.    Stockholder Rights. The Performance Share Units do not entitle the Employee to any rights of a stockholder of the Company, including the right to receive any dividends declared or paid by the Company. As of the date of issuance, the Employee shall have all of the rights of a stockholder of the Company with respect to any Restricted Shares issued pursuant hereto, except as otherwise specifically provided in this Agreement. The Employee's rights with respect to the Performance Share Units and Restricted Shares shall remain forfeitable at all times by the Employee until satisfaction of the vesting conditions set forth herein.

8.    Tax Withholding. The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Performance Share Units or Restricted Stock or, in the event that the Employee elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Employee's receipt of the Restricted Shares. The Employee agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Employee will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plan), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation, and the issuance of Shares in connection with the vesting of any Performance Share Units shall be conditioned upon the prior payment by the Employee, or the establishment of arrangements satisfactory to the Committee for the payment by the Employee, of such obligation. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee's death.

9.    Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

Exhibit 10.1

10.    Not Part of Employment Contract; Discontinuance of Employment. The Employee acknowledges that this Agreement awards performance share units to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future Awards to the Employee or otherwise continue the participation of the Employee under the Plan. This Agreement does not constitute a contract of employment, shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment and otherwise deal with the Employee without regard to the effect it may have upon him or her under this Agreement.

11.    Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.
12.    Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
13.    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance of the Performance Share Units or Restricted Shares in lieu thereof and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance of the Performance Share Units, Restricted Shares in lieu thereof and the administration of the Plan.
14.    Securities Law Compliance. No Shares shall be delivered upon the vesting and settlement of any Performance Share Units unless and until the Company and/or the Employee shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Employee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.
15.    Potential Clawback. This Award and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. This Agreement may be unilaterally amended by the Committee at any time to comply with any such compensation recovery policy.
16.    Amendment and Waiver. Except as provided in this Agreement or in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

Exhibit 10.1

17.    Acknowledgment of Receipt of Copy. By execution hereof, the Employee acknowledges having received a copy of the prospectus related to the Plan and instructions on how to access a copy of the Plan.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

EMPLOYEE

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Printed name:______________________________

PIPER JAFFRAY COMPANIES

By_______________________________________
Its______________________________________